Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full Year 2013 Results

2014 Operating Assumptions and Earnings Guidance Announced

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 25, 2014--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the fourth quarter and fiscal year ended December 29, 2013.

Highlights

  System-wide comparable sales increased 9.0% for North America and 7.0% for International for the fourth quarter; System-wide comparable sales increased 4.0% for North America and 7.5% for International for the full year
  Fourth quarter earnings per diluted common share of $0.41 increased 10.8% over 2012, or increased 32.3% when excluding the impact of the 53rd week in 2012; Earnings per diluted common share of $1.55 for the full year increased 20.2% over earnings per diluted common share of $1.29 for 2012
  The Company opened 132 net global restaurants for the fourth quarter and 265 for the full year, of which 183 were International and 82 were in North America

“I’d like to congratulate our operators on delivering a great year for Papa John’s, with several notable milestones and accomplishments including the opening of our 1,000th International restaurant and continued strong growth in sales, earnings and units,” said Papa John’s founder, chairman and CEO, John Schnatter. “As we celebrate our 30th anniversary in 2014, we expect to build upon our momentum by focusing on what got us here – growing the Papa John’s brand globally by consistently delivering a demonstrably better pizza.”

Compared to the fourth quarter of 2012, which included an additional week of operations, we reported the following results:

  Fourth quarter 2013 revenues were $387.9 million compared to fourth quarter 2012 revenues of $367.3 million, an increase of 5.6%
  Fourth quarter 2013 net income was $18.8 million compared to fourth quarter 2012 net income of $17.4 million, an increase of 8.3%
  Fourth quarter 2013 diluted earnings per common share (“EPS”) were $0.41, compared to fourth quarter 2012 EPS of $0.37, an increase of 10.8%

Excluding the impact of the additional week in 2012, which provided approximately $21.5 million of additional revenues and approximately $4.1 million of additional income before income taxes, we reported the following results:

  Fourth quarter 2013 revenues of $387.9 million represented a 12.2% increase
  Fourth quarter 2013 net income of $18.8 million represented a 27.7% increase
  Fourth quarter 2013 EPS of $0.41 represented a 32.3% increase

Full year 2013 revenues were $1.4 billion, a 7.2% increase from 2012 revenues of $1.3 billion, or an increase of 8.9% excluding the 53rd week of operations in 2012. Full year 2013 net income was $69.5 million, compared to 2012 net income of $61.7 million, an increase of $7.9 million or 12.8%. Full year 2013 EPS was $1.55 compared to 2012 EPS of $1.29, an increase of 20.2%.

As noted above, results include the benefit of a 53rd week of operations in 2012 as well as the Incentive Contribution, the impact of which is discussed in “Revenue and Operating Highlights” and “Items Impacting Comparability” below. The full year net income impact of the 53rd week of operations in 2012 was substantially offset by the impact of the Incentive Contribution.

The company completed a two-for-one split of the company’s outstanding shares of stock in December 2013. Shareholders of record on December 12, 2013 received one additional share for every outstanding share of stock held on the record date. The stock dividend was distributed on December 27, 2013. All share and per-share amounts in this press release prior to the stock split have been adjusted.

Global Restaurant and Comparable Sales Information

		Three Months Ended		Year Ended
		Dec. 29, 2013	Dec. 30, 2012	Dec. 29, 2013	Dec. 30, 2012

	Global restaurant sales growth	4.8%	19.6%	6.2%	10.6%

	Global restaurant sales growth, excluding the impact of foreign currency and 53rd week	12.9%	11.5%	8.7%	8.9%

	Comparable sales growth (a)
	Domestic company-owned restaurants	11.5%	6.9%	6.6%	5.6%
	North America franchised restaurants	8.1%	4.6%	3.1%	2.9%
	System-wide North America restaurants	9.0%	5.2%	4.0%	3.6%

	System-wide international restaurants	7.0%	7.0%	7.5%	7.1%

(a)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. We believe global restaurant and comparable sales information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

Revenue Highlights

Consolidated revenues increased $20.6 million, or 5.6%, for the fourth quarter and increased $96.4 million, or 7.2%, for the full year. Excluding $21.5 million in revenues for the 53rd week of operations in 2012, revenues for the fourth quarter and full year of 2013 increased 12.2% and 8.9%, respectively. The following details the impact of the 53rd week of operations by operating segment. All revenue highlights discussed below are compared to the same period of the prior year and exclude the 53rd week of operations, unless otherwise noted.

	Three Months Ended
				Adjusted	Adjusted
	Dec. 29,	Dec. 30,	53rd	Increase-	Increase-
(In thousands)	2013	2012	Week	$ (*)	% (*)
	13 weeks	14 weeks		13 weeks	13 weeks

North America Revenues:
Domestic company-owned restaurant sales	$169,604	$161,562	$10,600	$18,642	12.3%
Franchise royalties	21,310	21,171	1,400	1,539	7.8%
Franchise and development fees	153	218	-	(65)	-29.8%
Domestic commissary sales	156,929	149,055	8,500	16,374	11.6%
Other sales	14,705	14,613	200	292	2.0%

International Revenues:
Royalties and franchise and development fees	6,067	6,112	150	105	1.8%
Restaurant and commissary sales	19,122	14,553	650	5,219	37.5%
Total Revenues	$387,890	$367,284	$21,500	$42,106	12.2%

	Year Ended
				Adjusted	Adjusted
	Dec. 29,	Dec. 30,	53rd	Increase-	Increase-
(In thousands)	2013	2012	Week	$ (*)	% (*)
	52 weeks	53 weeks		52 weeks	52 weeks

North America Revenues:
Domestic company-owned restaurant sales	$ 635,317	$ 592,203	$ 10,600	$ 53,714	9.2%
Franchise royalties	81,692	79,567	1,400	3,525	4.5%
Franchise and development fees	1,181	806	-	375	46.5%
Domestic commissary sales	578,870	545,924	8,500	41,446	7.7%
Other sales	53,322	51,223	200	2,299	4.5%

International Revenues:
Royalties and franchise and development fees	21,979	19,881	150	2,248	11.4%
Restaurant and commissary sales	66,661	53,049	650	14,262	27.2%
Total Revenues	$ 1,439,022	$ 1,342,653	$ 21,500	$ 117,869	8.9%

(*) “Adjusted Increase” columns exclude the impact of the 53rd week of operations in 2012. Revenues excluding the impact of the 53rd week of operations is a non-GAAP financial measure. See “Items Impacting Comparability” for additional details and a reconciliation of our GAAP financial measures.

The increases in revenues for the fourth quarter and full year 2013 were primarily due to the following:

  Domestic company-owned restaurant sales increased approximately $18.6 million, or 12.3%, and $53.7 million, or 9.2%, for the fourth quarter and full year 2013, respectively. The increases were primarily due to increases in comparable sales of 11.5% and 6.6%, respectively. The increase for the full year was also due to the net acquisition of 50 restaurants in the Denver and Minneapolis markets from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased $1.5 million, or 7.8%, and $3.5 million, or 4.5%, for the fourth quarter and full year 2013, respectively. The increases were primarily due to increases in net franchise units and increases in comparable sales of 8.1% and 3.1%, respectively, partially offset by royalty incentives offered to franchisees for meeting certain sales targets. The increase for the full year was partially offset by reduced royalties attributable to the company’s net acquisition of the 50 restaurants noted above.
  Domestic commissary sales increased $16.4 million, or 11.6%, and $41.4 million, or 7.7%, for the fourth quarter and full year 2013, respectively. The increases were primarily due to increases in sales volumes, higher overall margins and increases in the prices of commodities.
  International royalties and franchise and development fees increased $2.2 million or 11.4% for the full year. This was primarily due to an increase in units and comparable sales of 7.5%.
  International restaurant and commissary sales increased $5.2 million, or 37.5%, and $14.3 million, or 27.2%, for the fourth quarter and full year 2013, respectively. The increases were primarily due to an increase in China company-owned restaurant sales due to the increased number of units. In addition, China reported an additional month of results in the fourth quarter of 2013 compared to the fourth quarter of 2012. The fourth quarter of 2013 includes September through December 2013 results whereas the fourth quarter of 2012 includes September through November 2012 results. The added month, which increased revenues approximately $2.1 million, puts China on the same reporting cycle as our Domestic operations. United Kingdom commissary revenues also increased due to both an increase in units and higher comparable sales.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis, excluding the Incentive Contribution and the impact of the 53rd week of operations in 2012, which substantially offset each other on a full year basis. All operating highlights are compared to the same period of the prior year and exclude the Incentive Contribution and the 53rd week of operations, unless otherwise noted.

	Three Months Ended
				Incentive	Adjusted
	Dec. 29,	Dec. 30,	53rd	Contribution	Increase/
(In thousands)	2013	2012	Week (a)	(a)	(Decrease) (a)
	13 weeks	14 weeks		13 weeks	13 weeks

Domestic company-owned restaurants	$9,924	$10,887	$1,609	$-	$646
Domestic commissaries	11,526	8,327	1,200	-	4,399
North America franchising	18,067	18,502	1,414	-	979
International	651	1,846	414	-	(781)
All others	1,088	1,292	215	-	11
Unallocated corporate expenses	(12,550)	(14,175)	(707)	-	918
Elimination of intersegment profits	(765)	(133)	-	-	(632)
Total income before income taxes	$27,941	$26,546	$4,145	$-	$5,540

	Year Ended
				Incentive	Adjusted
	Dec. 29,	Dec. 30,	53rd	Contribution	Increase/
(In thousands)	2013	2012	Week (a)	(a)	(Decrease) (a)
	52 weeks	53 weeks		52 weeks	52 weeks

Domestic company-owned restaurants	$34,590	$38,114	$1,609	$1,029	$(886)
Domestic commissaries	37,804	34,317	1,200	-	4,687
North America franchising	70,201	69,332	1,414	-	2,283
International	2,803	3,063	414	-	154
All others	3,490	2,889	215	-	816
Unallocated corporate expenses	(41,025)	(48,958)	(707)	(5,000)	2,226
Elimination of intersegment profits	(1,754)	(362)	-	-	(1,392)
Total income before income taxes	$106,109	$98,395	4,145	(3,971)	$7,888
(a)	Income before income taxes and the other financial measures excluding the Incentive Contribution and the impact of the 53rd week of operations in 2012 are non-GAAP financial measures. The “Adjusted Increase/(Decrease)” columns exclude the impact of these items. See “Items Impacting Comparability” for additional details and a reconciliation of these measures to our GAAP financial measures.

Fourth quarter 2013 income before income taxes increased approximately $5.5 million or 24.7% compared to the prior year period. The increase was primarily due to the following:

  Domestic company-owned restaurants income increased approximately $650,000 as incremental profits from higher sales were partially offset by lower national promotion pricing, higher commodities and increased restaurant level bonuses.
  Domestic commissaries operating results increased approximately $4.4 million due to incremental profits associated with higher sales and a higher margin.
  North America franchising increased approximately $1.0 million due to the increase in net restaurants and comparable sales, partially offset by higher royalty incentives offered to franchisees for meeting certain sales targets.
  Unallocated corporate expenses decreased approximately $900,000 primarily due to lower legal costs and short-term management incentive costs, partially offset by higher various other G&A costs including travel, operators’ conference costs and information technology costs. Legal costs were higher in 2012 primarily due to the costs associated with the previously disclosed Agne text messaging class action lawsuit.

This increase was partially offset by an approximate $800,000 decrease in international results as the higher royalties attributable to the 7.0% comparable sales increase were more than offset by higher operating losses in our company-owned China market, including the $215,000 impact of the additional month in the fourth quarter, as previously discussed. The losses in the company-owned China market include a reduction in operating results at our company-owned restaurants, primarily associated with new stores, as well as write off costs associated with closing one location and the disposition of certain other assets. Additionally, 2013 includes higher infrastructure and support costs to expand in this underpenetrated market.

The full year increase in income before income taxes of $7.9 million, or 8.0%, was primarily due to the same reasons as the increases noted above for the three month period. Additionally, the full year results include the following:

  Domestic company-owned restaurants income decreased approximately $900,000 primarily due to higher commodity costs somewhat offset by incremental profits associated with higher comparable sales of 6.6%.
  International income increased approximately $150,000 primarily due to the increase in units and comparable sales of 7.5% which provided both an improvement in our United Kingdom results and higher royalties. These increases were substantially offset by higher operating losses in our company-owned China market, as previously discussed.

The effective tax rates were 29.4% and 31.2% for the three months and full year ended December 29, 2013, representing decreases of 1.3% and 1.7% from the rates in the comparable prior year periods. Our effective income tax rate may fluctuate from year to year for various reasons. The lower tax rates in 2013 included both higher levels of tax credits, including the Work Opportunity Tax Credit and state and federal research and experimentation tax credits, as well as favorable one–time settlements of specific state tax issues.

The company’s free cash flow for the fiscal years ended 2013 and 2012 was as follows (in thousands):

	Dec. 29,	Dec. 30.
	2013	2012

Net cash provided by operating activities	$101,360	$104,379
Purchase of property and equipment (a)	(50,750)	(42,628)
Free cash flow	$50,610	$61,751
(a)

Purchases of property and equipment for 2013 and 2012 include expenditures on equipment for New Jersey dough production, technology investments, including our new domestic point of sale system (“POS”), FOCUS, and digital technology, and China company-owned restaurant builds.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the fiscal year ended December 29, 2013.

Global Restaurant Unit Data

At December 29, 2013, there were 4,428 Papa John’s restaurants operating in all 50 states and in 34 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 29, 2013	656	2,595	3,251	1,045	4,296
Opened	11	41	52	103	155
Closed	(2)	(15)	(17)	(6)	(23)
Ending - December 29, 2013	665	2,621	3,286	1,142	4,428

Year-to-date
Beginning - December 30, 2012	648	2,556	3,204	959	4,163
Opened	19	152	171	215	386
Closed	(2)	(87)	(89)	(32)	(121)
Ending - December 29, 2013	665	2,621	3,286	1,142	4,428

Year-over-year restaurant unit growth	17	65	82	183	265

% increase	2.6%	2.5%	2.6%	19.1%	6.4%

Our development pipeline as of December 29, 2013 included approximately 1,200 restaurants (200 restaurants in North America and 1,000 international restaurants), the majority of which are scheduled to open over the next six years.

Items Impacting Comparability

The following table reconciles our GAAP financial results to certain items impacting comparability, for the fourth quarter and fiscal year ended December 29, 2013. The impact of the Incentive Contribution was substantially offset by the impact of the 53rd week of operations for the full year ($7.7 million increase in income before income taxes, as reported, and a $7.9 million increase in income before income taxes, as adjusted):

	Three Months Ended		Year Ended
	Dec. 29,	Dec. 30,	Dec. 29,	Dec. 30,
(In thousands, except per share amounts)	2013	2012	2013	2012

Total Revenues, as reported	$ 387,890	$ 367,284	$ 1,439,022	$ 1,342,653
53rd week of operations (a)	-	(21,500)	-	(21,500)
Total Revenues, as adjusted	$ 387,890	$ 345,784	$ 1,439,022	$ 1,321,153

Income before income taxes, as reported	$ 27,941	$ 26,546	$ 106,109	$ 98,395
53rd week of operations (a)	-	(4,145)	-	(4,145)
Incentive Contribution (b)	(250)	(250)	(1,000)	2,971
Income before income taxes, as adjusted	$ 27,691	$ 22,151	$ 105,109	$ 97,221

Net income, as reported	$ 18,805	$ 17,359	$ 69,537	$ 61,660
53rd week of operations (a)	-	(2,634)	-	(2,634)
Incentive Contribution (b)	(166)	(165)	(660)	1,955
Net income, as adjusted	$ 18,639	$ 14,560	$ 68,877	$ 60,981

Earnings per diluted common share, as reported	$ 0.41	$ 0.37	$ 1.55	$ 1.29
53rd week of operations (a)	-	(0.06)	-	(0.05)
Incentive Contribution (b)	-	-	(0.02)	0.04
Earnings per diluted common share, as adjusted	$ 0.41	$ 0.31	$ 1.53	$ 1.28
(a)	The company follows a fiscal year ending on the last Sunday of December, generally consisting of 52 weeks made up of four 13-week quarters. In 2012, the company’s fiscal year consisted of 53 weeks, with the additional week added to the fourth quarter (14 weeks) results.

(b)	As previously disclosed, in connection with a 2012 multi-year supplier agreement, the company received a $5.0 million supplier marketing payment in the first quarter of 2012. The company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). In 2012, the company contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated corporation designed to operate at break even, for the benefit of domestic restaurants. The company’s contribution to PJMF was fully expensed in the first quarter of 2012. PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter of 2012. These transactions together are referred to as the “Incentive Contribution.”

The results shown in the table and elsewhere in this press release, which exclude the Incentive Contribution and the 53rd week of operations, are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the Incentive Contribution and the impact of the 53rd week of operations is important for purposes of comparison to prior year results and analyzing each segment’s operating results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, were based on financial measures that excluded the Incentive Contribution.

Share Repurchase Activity

In December 2013, the company’s Board of Directors approved a $100 million increase in the amount of common stock that may be purchased under the company’s share repurchase program through December 31, 2014, bringing the total authorized under the program to $1.2 billion since its inception in 1999. Approximately $110.9 million remains available under the company’s share repurchase program as of February 18, 2014. The following table reflects our repurchases for the fourth quarter and full year of 2013 as well as subsequent repurchases through February 18, 2014 (in thousands):

Period	Number of Shares	Cost

Fourth Quarter 2013	1,281	$ 49,432

Full Year 2013	3,538	$ 118,569

December 30, 2013 through February 18, 2014	236	$ 11,008

There were 43.3 million and 44.2 million diluted weighted average common shares outstanding for the fourth quarter and full year, respectively, representing decreases of 7.0% and 7.5% versus the prior year comparable periods. Diluted earnings per share increased $0.03 and $0.12 for the fourth quarter and full year, respectively, due to the reductions in shares outstanding, primarily resulting from the share repurchase program. Approximately 41.8 million shares of the company’s common stock were outstanding as of December 29, 2013.

Regular Quarterly Dividend

As announced on January 30, 2014, the Board of Directors declared a regular quarterly cash dividend of $0.125 per share. The dividend was paid on February 21, 2014 to shareholders of record as of the close of business on February 10, 2014.

Conference Call

A conference call is scheduled for February 26, 2014 at 10:00 a.m. Eastern Time to review our fourth quarter and full year 2013 earnings results and 2014 guidance. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 63268283.

2014 Key Operating Assumptions and Earnings Guidance

In 2014, the company expects another year of solid growth across all aspects of the Papa John’s business. We expect to continue the momentum we have in units, revenues, and EPS growth, with a notable improvement in International profitability. We and our franchisees plan to implement a new, proprietary POS system (“FOCUS”) in substantially all domestic system restaurants in 2014, which we expect will add efficiencies to our operations. The costs related to implementing FOCUS are projected to have a negative pre-tax earnings impact of approximately $5.0 million in 2014, or $0.08 of EPS, as compared to 2013.

Earnings per Share – The company projects 2014 EPS to increase to a range of $1.64 to $1.72. Excluding the approximate $0.08 impact of implementing FOCUS, the range of $1.72 to $1.80 represents a 11% to 16% increase over 2013 EPS.

Comparable Restaurant Sales – North America system-wide comparable sales are expected to increase 2.0% to 4.5% in 2014. International comparable sales, are expected to increase 5% to 7%, on a constant dollar basis, in 2014.

Worldwide Net Unit Growth – Worldwide net unit growth in 2014 is expected to range between 220 and 250 units, with approximately 70% of the net unit growth in International markets.

Revenues – Total consolidated revenues are expected to increase 5% to 7% in 2014, due to projected North America and International net unit and comparable sales growth.

Income before Income Taxes Margin – Consolidated income before income taxes margin in 2014 is expected to approximate 2013 levels. Excluding the impact of FOCUS, we expect consolidated margin improvement of 0.20% to 0.40%. The biggest driver of increased margins is a projected improvement in International profitability, driven by improved financial performance in our corporate-owned China operations and continued strong unit growth and comparable sales in our other International markets. In North America, we are assuming full-year block cheese prices in the mid-to-high $1.80’s per pound; the persistence of elevated block cheese prices from this level will impact company-owned restaurant margins, and EPS, accordingly.

Income Tax Rate – The income tax rate in 2014 is expected to range from 32.25% to 33.75%, up from 2013 due to several rate-reducing items in 2013 that are not expected to recur.

Free Cash Flow – Free cash flow in 2014 is expected to approximate that of 2013. The company expects to continue its recurring dividend and to repurchase shares of its outstanding stock in a range of $75- $100 million. Debt is expected to range between 1.0x and 1.5x 2014 EBITDA.

Capital Expenditures – Capital expenditures for 2014 are expected to approximate $50 to $55 million, consisting of company-owned unit development in the U.S. and Beijing, China, certain technology-related projects including costs associated with the FOCUS system, and routine capital replacement.

Annual Meeting Date Scheduled

The 2014 Annual Meeting of Stockholders will be held on Tuesday, April 29, 2014, at 11:00 am local time at the company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky.

Forward-Looking Statements

Certain matters discussed in this report, including information within Management’s Discussion and Analysis of Financial Condition and Results of Operations constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences and adverse general economic and political conditions, including increasing tax rates, and their resulting impact on consumer buying habits;
  the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants;
  failure to maintain our brand strength and quality reputation;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients and other commodities;
  disruption of our supply chain or our commissary operations due to sole or limited source of suppliers or weather, drought, disease or other disruption beyond our control;
  increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations, including our expansion into emerging or underpenetrated markets, such as China, where we have a Company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  the credit performance of our franchise loan program;
  the impact of the resolution of current or future claims and litigation, and current or proposed legislation impacting our business;
  the impact of changes in currency exchange and interest rates;
  failure to effectively execute succession planning, and our reliance on the services of our Founder and Chief Executive Officer, who also serves as our brand spokesperson;
  disruption of critical business or information technology systems, and risks associated with data privacy and security breaches, including theft of Company and customer information. This would include the increased risk associated with the planned rollout of our new domestic POS system. If prolonged and widespread technological problems are experienced during the rollout, our domestic corporate and franchise operations could be disrupted, which could adversely impact sales.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 29, 2013. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Year Ended
	Dec. 29, 2013	Dec. 30, 2012	Dec. 29, 2013	Dec. 30, 2012
	13 weeks	14 weeks	52 weeks	53 weeks
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic Company-owned restaurant sales	$169,604	$161,562	$635,317	$592,203
Franchise royalties	21,310	21,171	81,692	79,567
Franchise and development fees	153	218	1,181	806
Domestic commissary sales	156,929	149,055	578,870	545,924
Other sales	14,705	14,613	53,322	51,223
International:
Royalties and franchise and development fees	6,067	6,112	21,979	19,881
Restaurant and commissary sales	19,122	14,553	66,661	53,049
Total revenues	387,890	367,284	1,439,022	1,342,653

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	43,106	37,987	156,237	137,378
Salaries and benefits	46,290	45,021	173,316	163,260
Advertising and related costs	15,278	14,686	59,172	54,583
Occupancy costs	9,313	9,032	36,546	34,734
Other restaurant operating expenses	24,043	23,109	92,280	85,847
Total domestic Company-owned restaurant expenses	138,030	129,835	517,551	475,802

Domestic commissary expenses:
Cost of sales	122,164	117,875	448,693	426,531
Salaries and benefits	6,850	5,987	25,123	22,237
Other commissary operating expenses	14,618	14,887	60,526	55,266
Total domestic commissary expenses	143,632	138,749	534,342	504,034

Other operating expenses	12,917	12,615	48,011	45,455
International restaurant and commissary expenses	16,601	12,092	56,609	44,853
General and administrative expenses	36,164	38,106	134,228	131,591
Other general expenses	2,631	293	6,673	8,313
Depreciation and amortization	9,433	8,575	35,105	32,798
Total costs and expenses	359,408	340,265	1,332,519	1,242,846

Operating income	28,482	27,019	106,503	99,807
Net interest expense	(541)	(473)	(394)	(1,412)
Income before income taxes	27,941	26,546	106,109	98,395
Income tax expense	8,204	8,137	33,130	32,393
Net income before attribution to noncontrolling interests	19,737	18,409	72,979	66,002
Income attributable to noncontrolling interests	(932)	(1,050)	(3,442)	(4,342)
Net income attributable to the Company	$18,805	$17,359	$69,537	$61,660

Calculation of income for earnings per share:
Net income attributable to the Company	$18,805	$17,359	$69,537	$61,660
Increase in noncontrolling interest redemption value	(510)	-	(510)	-
Net income attributable to participating securities	(530)	-	(530)	-
Net income attributable to common shareholders	$17,765	$17,359	$68,497	$61,660

Basic earnings per common share	$0.42	$0.38	$1.58	$1.31
Earnings per common share - assuming dilution	$0.41	$0.37	$1.55	$1.29

Basic weighted average common shares outstanding	42,417	45,652	43,387	46,916
Diluted weighted average common shares outstanding	43,301	46,604	44,243	47,810

Dividends declared per common share	$0.125	$-	$0.250	$-

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	Year Ended
	Dec. 29, 2013	Dec. 30, 2012
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$13,670	$16,396
Accounts receivable, net	53,203	44,647
Notes receivable	3,566	4,577
Inventories	23,035	22,178
Deferred income taxes	8,004	10,279
Prepaid expenses and other current assets	23,562	20,549
Total current assets	125,040	118,626

Property and equipment, net	212,097	196,661
Notes receivable, less current portion, net	13,239	12,536
Goodwill	79,391	78,958
Other assets	34,524	31,627
Total assets	$464,291	$438,408

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,653	$32,624
Income and other taxes payable	4,401	10,429
Accrued expenses and other current liabilities	57,807	60,528
Total current liabilities	97,861	103,581

Deferred revenue	5,827	7,329
Long-term debt	157,900	88,258
Deferred income taxes	14,660	10,672
Other long-term liabilities	42,835	40,674
Total liabilities	319,083	250,514

Redeemable noncontrolling interests	7,024	6,380

Total stockholders' equity	138,184	181,514
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$464,291	$438,408

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	Dec. 29, 2013	Dec. 30, 2012

Operating activities
Net income before attribution to noncontrolling interests	$72,979	$66,002
Adjustments to reconcile net income to net cash provided by operating activities:
Disposition and impairment losses	-	269
Provision for uncollectible accounts and notes receivable	1,921	1,674
Depreciation and amortization	35,105	32,798
Deferred income taxes	10,603	2,035
Stock-based compensation expense	7,409	6,905
Excess tax benefit on equity awards	(4,755)	(1,967)
Other	2,767	2,961
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,058)	(18,048)
Inventories	(857)	(1,947)
Prepaid expenses and other current assets	(3,011)	(4,239)
Other assets and liabilities	(3,728)	(3,952)
Accounts payable	3,029	(342)
Income and other taxes payable	(6,027)	6,460
Accrued expenses and other current liabilities	(2,536)	12,209
Deferred revenue	(481)	3,561
Net cash provided by operating activities	101,360	104,379

Investing activities
Purchases of property and equipment	(50,750)	(42,628)
Loans issued	(6,095)	(4,903)
Repayments of loans issued	7,068	3,642
Acquisitions, net of cash acquired	-	(6,175)
Proceeds from divestitures of restaurants	-	908
Other	339	36
Net cash used in investing activities	(49,438)	(49,120)

Financing activities
Net proceeds on line of credit facility	69,642	36,769
Cash dividends paid	(10,797)	-
Excess tax benefit on equity awards	4,755	1,967
Tax payments for equity award issuances	(3,584)	(855)
Proceeds from exercise of stock options	6,865	12,264
Acquisition of Company common stock	(118,569)	(106,095)
Contributions from noncontrolling interest holders	950	2,052
Distributions to noncontrolling interest holders	(3,650)	(4,256)
Other	(327)	225
Net cash used in financing activities	(54,715)	(57,929)

Effect of exchange rate changes on cash and cash equivalents	67	124
Change in cash and cash equivalents	(2,726)	(2,546)
Cash and cash equivalents at beginning of year	16,396	18,942

Cash and cash equivalents at end of year	$13,670	$16,396

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer